Exhibit 10.4
16th June 2021

Colin McCracken
3 Royal County Down Crescent
Markham, ON L6C 0K1

Dear Colin,

Repatriation Agreement

This letter is to inform you that your employment with Fluidigm Canada Inc. will be terminated as of June 25, 2021. At that time, your employment will be transferred to Fluidigm UK Limited (the “Company”), and the Company will coordinate your repatriation back to Dorgan, United Kingdom.

On your employment termination date, you will receive the following repatriation package:
1.Final move trip – Reimbursement to you for the purchase of airline tickets for premium economy seats from Canada to the United Kingdom for all members of your immediate family who had relocated in Canada with you; and one (1) night hotel and meals.

2.Shipment of household goods – The Company will pay for the reasonable shipment of required personal and household goods to the United Kingdom (up to 1,500 lbs. via air container and/or up to 5,000 lbs. via sea container).

3.Pet transportation – The Company will reimburse reasonable transportation of one (1) cat from Canada to the United Kingdom.

4.Early cancellation of car lease – The Company will reimburse the early cancellation of the car lease in the amount of CAD2,979.36.

5.Tax return preparation assistance
i.You will be provided (by the Company or the Company’s affiliates or successor) tax return preparation assistance for three (3) years after repatriation. Any tax support that is personal in nature and unrelated to the assignment (e.g., children’s tax return, tax advice related to personal income, such as investment, estate or retirement planning, etc.) are outside of the scope of the Company’s tax support and will not be paid by the Company.

ii.It is recommended that you use the tax return preparation assistance of the Company’s designated tax advisor. The Company will not reimburse any fees you incur for utilizing other tax service providers.
iii.    You are solely responsible for providing all pertinent information to the tax advisor and for ensuring your taxes are completed and filed on a timely basis.
6.Tax Obligations
All income taxes, taxes payable on assets and taxes payable on advantages in kind owed or to be owed to the appropriate taxing authorities in Canada, United Kingdom, or any other tax jurisdiction, directly or indirectly connected with your compensation and benefits set out in your employment agreement concluded with the Company dated 16th June 2021 (the “Employment Agreement”), in any of your previous employment agreements concluded with the Company or Fluidigm Canada Inc., and in this Repatriation Agreement, are your sole and exclusive responsibility.

i.You are responsible for your own personal taxes and the Company or the Company’s affiliates or successor will, at all times, be entitled to withhold or off-set against your salary any personal tax or withholding tax amounts that could be owed by you to any and all tax authorities.

ii.Equity and bonus reporting and trailing obligations – you acknowledge and understand the following (which are selected income tax considerations for your general guidance, and are not a substitute for qualified tax advice):
iii.Equity awards – when a stock award is granted in one tax jurisdiction and vests in another tax jurisdiction, both tax jurisdictions may have the right to tax the equity awards.
iv.Bonus – when you receive a bonus in one tax jurisdiction but contribute to services rendered in another tax jurisdiction (either partly or wholly), both tax jurisdictions may have the right to tax the bonus.
v.Employer’s reporting and withholding requirements - In accordance with local tax laws, the Company or the Company’s affiliates or successor may have an obligation and be required to report equity income and bonus and/or withhold taxes in all the tax jurisdictions you have worked during the bonus period or since the stock award was granted.
vi.Filing requirements for income tax returns - The equity income and bonus reported by the Company and related withholdings may be different from the ultimate tax liability. Withholding maybe insufficient to cover tax due or may be greater than the tax due. Often, it is recommended to file an income tax return even if it is not mandatory.

(a)
(b)

7.Gross-ups on repatriation benefits -The repatriation benefits as well as tax preparation fees mentioned in above paragraphs paid by the Company on your behalf (whether paid to you directly or on your behalf), may be considered as taxable income to you in Canada and/or the United Kingdom. The Company will provide both Canadian and UK tax assistance, also known as a “gross-up”, to reduce tax liabilities you may incur because of such benefits.

The gross-up will be based on your current income from the Company and tax bracket. Although it is the Company’s intention to cover the majority of such tax liabilities, full coverage is not guaranteed.

In the event of termination of employment, should you resign as an employee of the Company or your employment with the Company (or in each case as an affiliate or successor of the Company) is terminated for Cause (as defined in the Company’s 2011 Equity Incentive Plan) the Company will have no repatriation obligations under this paragraph.

Lastly, you will be expected to complete the transition of any and all legal representation duties and transfer of those duties as well as the transition of any and all other account responsibilities.
Please refer to your Employment Agreement regarding the specific terms and conditions of your employment with Fluidigm UK Limited.
Please acknowledge by signing and dating this letter, keep a copy for yourself, and return a signed copy to me.
Very truly yours,
FLUIDIGM UK LIMITED

/s/Vikram Jog
Vikram Jog (Jun 24, 2021 17:37 PDT)

Vikram Jog
Director

I hereby agree to and accept the foregoing terms and conditions.

/s/Colin McCracken
Colin McCracken (Jun 24, 2021 21:26 EDT)
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Colin McCracken
Jun 24, 2021
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Date